Exhibit 99.2

The following table sets forth information as of March 26, 2020 relating to the beneficial ownership of the common stock, par value $.01 per share, of the Corporation by each of its directors, director nominees and executive officers and each other person who may be deemed to be a “participant” in the solicitation of proxies by or on behalf of the Corporation’s Board of Directors.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned
John F. Barr, Director	18,093		*
Brian R. Boal, Director	8,337		*
M. Kathryn Burkey, Director	43,675		*
Robert L. Fisher, II, Senior Vice President & Chief Revenue Officer	5,563	(2)	*
Robert W. Kurtz, Director	10,521	(3)	*
John W. McCullough, Director	35,742		*
Elaine L. McDonald, Director	32,926	(4)	*
Carissa L. Rodeheaver, Chairman of the Board, President & CEO	15,810	(5)	*
Gary R. Ruddell, Director	18,533	(6)	*
I. Robert Rudy, Director	40,368	(7)	*
Jason B. Rush, Senior Vice President & Chief Operating Officer	11,083	(8)	*
Keith R. Sanders, Senior Vice President & Senior Trust Officer of First United Bank & Trust	7,962	(9)	*
Marisa A. Shockley, Director	16,213		*
Tonya K. Sturm, Senior Vice President, CFO, Treasurer & Secretary	3,725	(10)	*
H. Andrew Walls, Director	57,106	(11)	*

Notes:

*       Less than 1.0%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number and percentage of shares of the Corporation’s common stock beneficially owned by a person, shares of the Corporation’s common stock subject to outstanding options, warrants, rights or conversion privileges held by that person that are currently exercisable or exercisable within 60 days of March 26, 2020 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants, rights or conversion privileges but are not deemed to be outstanding for purposes of computing the percentage for any other person. As of March 26, 2020, a total of 6,982,923 shares of the Corporation’s common stock were issued and outstanding. The inclusion of any shares as deemed beneficially owned does not constitute an admission of beneficial ownership by the named shareholder.
(2)	Includes 1,293 shares of phantom stock held in a deferred compensation plan account (“Phantom Stock”). Each share of Phantom Stock represents a deemed investment of deferred compensation funds in one share of Common Stock and gives the officer the right to receive one share of Common Stock or the cash value thereof following the officer’s separation from service with the Corporation. The officer may transfer the funds held in the plan account into an alternative deemed investment option at any time.
(3)	Includes 3,027 shares owned jointly with spouse.
(4)	Includes 7,506 shares held in trust of which Mrs. McDonald is a beneficiary.
(5)	Includes 283 shares held jointly with spouse, 19 shares held by spouse for benefit of a minor child, and 790 shares held in a 401(k) plan account.
(6)	Includes 520 shares owned by Ruddell, LLC of which Mr. Ruddell is owner.
(7)	Includes 1,033 shares owned jointly with spouse, 6,837 shares owned by spouse, and 4,500 shares of Phantom Stock in a deferred compensation plan account.
(8)	Includes 125 shares owned jointly with spouse.
(9)	Includes 1,500 shares of Phantom Stock.
(10)	Includes 526 shares owned jointly with spouse. Includes 2,850 shares of Phantom Stock.
(11)	Includes 14,854 shares owned by Morgantown Printing and Binding, Inc. of which Mr. Walls is owner.